                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                  -----------------------------
                                                          OMB APPROVAL
                                                  -----------------------------
                                                  OMB Number:  3235-0145
                                                  Expires:   October 31, 2002
                                                  Estimated average burden
                                                  hours per response..14.90
                                                  -----------------------------
                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                                 BUY.COM INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                    Common Stock, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                   124269101
--------------------------------------------------------------------------------
                                 (CUSIP Number)





                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]     Rule 13d-1(b)

               [ ]     Rule 13d-1(c)

               [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)

                               Page 1 of 24 pages

--------------------                                        --------------------
 CUSIP NO. 124269101                  13G
--------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               12,980,426

      BENEFICIALLY       -------------------------------------------------------
                           6   SHARED VOTING POWER
        OWNED BY
                               -0-
          EACH           -------------------------------------------------------
                           7   SOLE DISPOSITIVE POWER
        REPORTING
                               12,980,426
         PERSON          -------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER
          WITH:
                               -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,980,426
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.7%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
 -------------------------------------------------------------------------------

                               Page 2 of 24 pages

--------------------                                        --------------------
 CUSIP NO. 124269101                  13G
--------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Advisors Fund L.P. ("STAF")
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               248,706

      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER

          EACH                -0-
        REPORTING         ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
         PERSON
                              248,706
          WITH:           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           248,706
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.2%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
 -------------------------------------------------------------------------------

                               Page 3 of 24 pages

--------------------                                        --------------------
 CUSIP NO. 124269101                  13G
--------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           STV IV LLC
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               13,229,132

      BENEFICIALLY        ------------------------------------------------------

        OWNED BY          6   SHARED VOTING POWER

          EACH                -0-
        REPORTING         ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
         PERSON
                              13,229,132
          WITH:
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           13,229,132
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.8%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
 -------------------------------------------------------------------------------

                               Page 4 of 24 pages

--------------------                                        --------------------
 CUSIP NO. 124269101                  13G
--------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Ventures V L.P. ("SBTV V")
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               792,158
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              -0-
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             792,158
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           792,158
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.6%
-------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
 -------------------------------------------------------------------------------

                               Page 5 of 24 pages

--------------------                                        --------------------
 CUSIP NO. 124269101                  13G
--------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Advisors Fund V L.P. ("STAF V")
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               20,236

      BENEFICIALLY        ------------------------------------------------------
                          6   SHARED VOTING POWER
        OWNED BY
                              -0-
          EACH            ------------------------------------------------------

        REPORTING         7   SOLE DISPOSITIVE POWER

         PERSON               20,236

          WITH:           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,236
 --------- ---------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
 -------------------------------------------------------------------------------

                               Page 6 of 24 pages

 -------------------                                        --------------------
 CUSIP NO. 124269101                  13G
 -------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Entrepreneurs Fund V L.P. ("STEF V")
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               12,979

      BENEFICIALLY        ------------------------------------------------------
                          6   SHARED VOTING POWER
        OWNED BY
                              -0-
          EACH            ------------------------------------------------------

        REPORTING         7   SOLE DISPOSITIVE POWER

         PERSON               12,979
                          ------------------------------------------------------
          WITH:           8   SHARED DISPOSITIVE POWER

                              -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,979
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
 -------------------------------------------------------------------------------


                               Page 7 of 24 pages

--------------------                                        --------------------
 CUSIP NO. 124269101                  13G
--------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SBTV V LLC
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               825,373

      BENEFICIALLY        ------------------------------------------------------
                          6   SHARED VOTING POWER
        OWNED BY
                              -0-
          EACH            ------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER

         PERSON               825,373
          WITH:           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           825,373
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.6%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
 -------------------------------------------------------------------------------

                               Page 8 of 24 pages

--------------------                                        --------------------
 CUSIP NO. 124269101                  13G
--------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Gary E. Rieschel
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               -0-

      BENEFICIALLY        ------------------------------------------------------
                          6   SHARED VOTING POWER
        OWNED BY
                              14,054,505
          EACH            ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
        REPORTING
                              -0-
         PERSON           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
          WITH:
                              14,054,505
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,054,505
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.5%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 9 of 24 pages

 -------------------                                        --------------------
 CUSIP NO. 124269101                  13G
 -------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Charles E. Lax
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              14,054,505
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             0 Shares
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               14,054,505
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,054,505
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.5%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 10 of 24 pages

--------------------                                        --------------------
 CUSIP NO. 124269101                  13G
--------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Bradley A. Feld
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               -0-
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              14,054,505
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             -0-
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               14,054,505
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,054,505
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.5%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 11 of 24 pages

--------------------                                        --------------------
 CUSIP NO. 124269101                  13G
--------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Matthew A. Ocko
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               -0-
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              13,229,132

          EACH            ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
        REPORTING
                              -0-
         PERSON           ------------------------------------------------------

          WITH:           8   SHARED DISPOSITIVE POWER

                              13,229,132
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           13,229,132
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.8%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 12 of 24 pages

 -------------------                                        --------------------
 CUSIP NO. 124269101                  13G
 -------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           E. Scott Russell
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               -0-
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              14,054,505
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             -0-
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               14,054,505
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,054,505
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.5%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 13 of 24 pages

 -------------------                                        --------------------
 CUSIP NO. 124269101                  13G
 -------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           D. Rex Golding
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               -0-
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              14,054,505
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             -0-
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               14,054,505
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,054,505
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.5%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 14 of 24 pages

 -------------------                                        --------------------
 CUSIP NO. 124269101                  13G
 -------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           J. Heidi Roizen
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               -0-
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              14,054,505
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             -0-
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               14,054,505
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,054,505
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.5%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 15 of 24 pages

--------------------                                        --------------------
 CUSIP NO. 124269101                  13G
--------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Ronald D. Fisher
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               -0-
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              825,373
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             -0-
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               825,373
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           825,373
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.6%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 16 of 24 pages

--------------------                                        --------------------
 CUSIP NO. 124269101                  13G
--------------------                                        --------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Kenneth A. Tucker
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               -0-
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              825,373
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             -0-
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               825,373
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           825,373
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.6%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 17 of 24 pages

ITEM 1.  (a)  NAME OF ISSUER: Buy.com, Inc.
         (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:  85 Enterprise
                                                          Aliso Viejo, CA 92656
ITEM 2.  (a)  NAME OF PERSON FILING:

              SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
              SOFTBANK Technology Advisors Fund L.P. ("STAF")
              STV IV LLC
              SOFTBANK Technology Ventures V L.P. ("SBTV V")
              SOFTBANK Technology Advisors Fund V L.P. ("STAF V")
              SOFTBANK Technology Entrepreneurs Fund V L.P. ("STEF V")
              SBTV V LLC
              Gary E. Rieschel ("GER")
              Charles E. Lax ("CEL")
              Bradley A. Feld ("BAF")
              Matthew A. Ocko ("MAO")
              E. Scott Russell ("ESR")
              D. Rex Golding ("DRG")
              J. Heidi Roizen ("JHR")
              Ronald D. Fisher ("RDF")
              Kenneth A. Tucker ("KAT")

          (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              200 West Evelyn Avenue, Suite 200
              Mountain View, CA 94043

          (c) CITIZENSHIP:

              Entities:    SBTV IV        -      Delaware
                           STAF           -      Delaware
                           STV IV LLC     -      Delaware
                           SBTV V         -      Delaware
                           STAF V         -      Delaware
                           STEF V         -      Delaware
                           SBTV V LLC     -      Delaware

              Individuals: GER            -      United States
                           CEL            -      United States
                           BAF            -      United States
                           MAO            -      United States
                           ESR            -      United States
                           DRG            -      United States
                           JHR            -      United States
                           RDF            -      United States
                           KAT            -      United States

          (d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share
          (e) CUSIP NUMBER: 124269101



                               Page 18 of 24 pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)     [ ]       Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)     [ ]       Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)     [ ]       Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);
(d)     [ ]       An investment company registered under section 8 of the Investment Company
                  Act of 1940 (15 U.S.C. 80a-8);
(e)     [ ]       An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
(f)     [ ]       An employee benefit plan or endowment fund in accordance with Section
                  240.13d-1(b)(1)(ii)(F);
(g)     [ ]       A parent holding company or control person in accordance with Section
                  240.13d-1(b)(ii)(G);
(h)     [ ]       A savings association as defined in Section 3(b) of the Federal Deposit
                  Insurance Act (12 U.S.C. 1813);
(i)     [ ]       A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);
(j)     [ ]       Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4  OWNERSHIP.


---------------------------------------------------------------------------------------------------------------------------
Owners            (a)               (b)         Sole Voting  Shared Voting Power   Sole Dispositive Power         Shared
               Beneficial       Percentage         Power                                                        Dispositive
                Ownership        of Class                                                                           Power
---------------------------------------------------------------------------------------------------------------------------
SBTV IV         12,980,426             9.7%      12,980,426             -0-             12,980,426                     -0-

---------------------------------------------------------------------------------------------------------------------------
STAF               248,706              .2%         248,706             -0-                248,706                     -0-

---------------------------------------------------------------------------------------------------------------------------
STV IV LLC      13,229,132             8.2%      13,229,132             -0-             13,229,132                     -0-

---------------------------------------------------------------------------------------------------------------------------
SBTV V             792,158             0.6%         792,158             -0-                792,158                     -0-

---------------------------------------------------------------------------------------------------------------------------
STAF                20,236             0.1%          20,236             -0-                 20,236                     -0-

---------------------------------------------------------------------------------------------------------------------------
STEF V              12,979             0.1%          12,979             -0-                 12,979                     -0-

---------------------------------------------------------------------------------------------------------------------------
SBTV V LLC         825,373             0.6%         825,373             -0-                825,373                     -0-

---------------------------------------------------------------------------------------------------------------------------
GER             14,054,505            10.5%             -0-      14,054,505                    -0-              14,054,505

---------------------------------------------------------------------------------------------------------------------------
CEL             14,054,505            10.5%             -0-      14,054,505                    -0-              14,054,505

---------------------------------------------------------------------------------------------------------------------------
BAF             14,054,505            10.5%             -0-      14,054,505                    -0-              14,054,505

---------------------------------------------------------------------------------------------------------------------------
MAO             13,229,132             9.8%             -0-      13,229,132                    -0-              13,229,132

---------------------------------------------------------------------------------------------------------------------------
ESR             14,054,505            10.5%             -0-      14,054,505                    -0-              14,054,505

---------------------------------------------------------------------------------------------------------------------------
DRG             14,054,505            10.5%             -0-      14,054,505                    -0-              14,054,505

---------------------------------------------------------------------------------------------------------------------------
JHR             14,054,505            10.5%             -0-      14,054,505                    -0-              14,054,505

---------------------------------------------------------------------------------------------------------------------------
RDF                825,373             0.6%             -0-         825,373                    -0-                 825,373

---------------------------------------------------------------------------------------------------------------------------
KAT                825,373             0.6%             -0-         825,373                    -0-                 825,373

---------------------------------------------------------------------------------------------------------------------------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                               Page 19 of 24 pages

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

Not applicable.


                               Page 20 of 24 pages

ITEM 10.    CERTIFICATION

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


        Date:  February 12, 2001



        SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            ---------------------------------------------
                Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            ---------------------------------------------
                Managing Member


        STV IV LLC

        By: /s/ Gary E. Rieschel
            ---------------------------------------------
                Managing Member

        SOFTBANK TECHNOLOGY VENTURES V L.P.

By:     SBTV V LLC
        its general partner

        By: /s/ Gary E. Rieschel
            ---------------------------------------------
                Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND V L.P.

By:     SBTV V LLC
        its general partner

        By: /s/ Gary E. Rieschel
            ---------------------------------------------
                Managing Member


        SBTV V LLC

        By: /s/ Gary E. Rieschel
            ---------------------------------------------
                Managing Member



                               Page 21 of 24 pages

           /s/ Gary E. Rieschel
------------------------------------------------
               Gary E. Rieschel


           /s/ Charles E. Lax
------------------------------------------------
               Charles E. Lax


           /s/ Bradley A. Feld
------------------------------------------------
               Bradley A. Feld


           /s/ Matthew A. Ocko
------------------------------------------------
               Matthew A. Ocko


           /s/ E. Scott Russell
------------------------------------------------
               E. Scott Russell


           /s/ D. Rex Golding
------------------------------------------------
               D. Rex Golding


           /s/ J. Heidi Roizen
------------------------------------------------
               J. Heidi Roizen


           /s/ Ronald D. Fisher
------------------------------------------------
               Ronald D. Fisher


           /s/ Kenneth A. Tucker
------------------------------------------------
               Kenneth A. Tucker


                               Page 22 of 24 pages

                                    Exhibit A
                            AGREEMENT OF JOINT FILING

               We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

        Date:  February 12, 2001



        SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            ---------------------------------------------
                Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            ---------------------------------------------
                Managing Member


        STV IV LLC

        By: /s/ Gary E. Rieschel
            ---------------------------------------------
                Managing Member

        SOFTBANK TECHNOLOGY VENTURES V L.P.

By:     SBTV V LLC
        its general partner

        By: /s/ Gary E. Rieschel
            ---------------------------------------------
                Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND V L.P.

By:     SBTV V LLC
        its general partner

        By: /s/ Gary E. Rieschel
            ---------------------------------------------
                Managing Member


        SBTV V LLC

        By: /s/ Gary E. Rieschel
            ---------------------------------------------
                Managing Member

                               Page 23 of 24 pages

           /s/ Gary E. Rieschel
------------------------------------------------
               Gary E. Rieschel


           /s/ Charles E. Lax
------------------------------------------------
               Charles E. Lax


           /s/ Bradley A. Feld
------------------------------------------------
               Bradley A. Feld


           /s/ Matthew A. Ocko
------------------------------------------------
               Matthew A. Ocko


           /s/ E. Scott Russell
------------------------------------------------
               E. Scott Russell


           /s/ D. Rex Golding
------------------------------------------------
               D. Rex Golding


           /s/ J. Heidi Roizen
------------------------------------------------
               J. Heidi Roizen


           /s/ Ronald D. Fisher
------------------------------------------------
               Ronald D. Fisher


           /s/ Kenneth A. Tucker
------------------------------------------------
               Kenneth A. Tucker


                               Page 24 of 24 pages